                  THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT


     THIS THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT is dated August 25, 1994 (the "Third Amendment"), to that certain Revolving Credit Agreement, dated as of February 24, 1992 (the "Agreement") as amended by the First Amendment to the Revolving Credit Agreement, dated as of April 1, 1993 (the "First Amendment"), and by the Second Amendment to Revolving Credit Agreement, dated as of November 22, 1993 (the "Second Amendment"), by and between BINKS MANUFACTURING COMPANY, a Delaware corporation (the "Company"), and NBD BANK, N.A., a national banking association ("NBD"). The Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment is referred to as the "Credit Agreement." Except as the context may otherwise require, capitalized terms used in this Third Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

                                    RECITALS

     A. Under the Agreement, NBD offered the Company Revolving Loans and other credit accommodations in the aggregate principal amount of up to $33,000,000.

     B. In December, 1993, the Company received $15,000,000 as proceeds of its 7.14% Senior Notes Due 2008, as issued by the Company ("7.14% Senior Notes").

     C. Pursuant to Sections 2.8(a) and 2.16(b) of the Credit Agreement, 66-2/3% of the proceeds of the 7.14% Senior Notes (which equals $10,000,000) were applied to the Outstanding Advances and as a permanent reduction in the Total Commitment, and, therefore, the maximum amount of the Total Commitment is now $23,000,000 under the Credit Agreement.

     D. The Company has requested that NBD extend the Termination Date and that NBD agree to certain other revisions to the Agreement, and NBD has agreed to such extension and to such revisions on the terms and conditions provided in this Third Amendment.

     NOW, THEREFORE, in consideration of the foregoing, and all advances heretofore and hereafter made by NBD to the Company, under the terms of the Credit Agreement (as revised hereby) or otherwise, the parties hereby agree to amend the Credit Agreement as follows:

     1.   The chart set forth under the definition of "Applicable Margin" in
Section 1.1 of the Credit Agreement is hereby amended to read as follows:

               Consolidated Fixed              Applicable Margin for
                Charge Coverage             Floating             LIBOR
                    Ratio                  Rate Loans          Rate Loans
               ------------------          ----------          ----------
Less than      1.60:1                        . 5%                1.25%
From           1.60:1 to 2.49:1              .25%                1.00%
From           2.50:1 to 3.74:1                0%                 .75%
And            3.75:1 or greater               0%                 .50%

     2. Simultaneously with the execution of this Third Amendment, the Company agrees to execute and deliver to NBD an Amended and Restated Revolving Note, in substantially the form of Exhibit A attached hereto ("Restated Note"), and all references to the "Revolving Note" in the Credit Agreement and other Loan Documents shall hereafter refer to the Restated Note.

     3. The definition of "Termination Date" in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

               "TERMINATION DATE" means the earlier to occur of (a) the third anniversary of the date of the Third Amendment to Revolving Credit Agreement, and (b) the date on which the Revolving Commitment shall be terminated pursuant to the provisions of this Agreement.

     4. Section 6.3(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

               (e) TANGIBLE NET WORTH. Tangible Net Worth of the Company, excluding from such calculation, solely for the purposes of this
               Section 6.3(e), any Investments by the Company in its Subsidiaries or other Affiliates, and including in such calculation, solely for the purposes of this Section 6.3(e), the amount of any foreign currency translation adjustment account shown as a capital account of the Company, to be less than the Minimum Amount. The "Minimum Amount" will be $33,000,000 beginning with the fiscal year ending November 30, 1993; and shall thereafter increase annually as of the end of each of the Company's fiscal years to be equal to $33,000,000 plus 40% of positive net income (with no offset for losses, if any) of the Company (on an unconsolidated basis) for each fiscal year of the Company thereafter commencing November 30, 1993, computed in accordance with GAAP.

     5. Clause (iii) of Section 6.3(d) of the Agreement is hereby deleted in its entirety and replaced with the following, "(iii) 1.25 to 1 for each measurement date which occurs after November 30, 1993, and before February 28, 1996, and (iv) 1.50 to 1 for each measurement date which occurs on and after February 28, 1996."

     6. The Company agrees it will promptly deliver to NBD copies of all reports, certifications and notices that it is required to send to the holders (or their agents) of the 7.14% Senior Notes under any agreements relating to or evidencing such 7.14% Senior Notes.

     7. The Company acknowledges that Indebtedness of the Company issued under the 7.14% Senior Notes will constitute "Indebtedness" under the terms of Section 7.1(e) of the Credit Agreement.

     8. In addition to all other interest, costs and fees due under the Credit Agreement, the Company agrees to pay an extension fee to NBD on or before execution of this Third Amendment, equal to $17,250.

     9. Except as amended hereby, the terms of the Credit Agreement and all other Loan Documents are hereby ratified, approved and confirmed in all respects.

     10. On and after the date of this Third Amendment: (a) each reference in the Credit Agreement or any Loan Document to "this Agreement" shall be deemed a reference to the Credit Agreement as amended by this Third Amendment; and (b) this Third Amendment and the Restated Note shall each be considered a Loan Document under the Credit Agreement.

     11. This Third Amendment may be signed in any number of counterparts, with the same effect as if the signatures thereto and hereto were on the same instrument.

     IN WITNESS WHEREOF, the Company and NBD have executed this Third Amendment as of the date first above written.

                                        BINKS MANUFACTURING COMPANY


                                        By:  /s/ Burke B. Roche
                                           --------------------------------
                                             Its:  President
                                                 --------------------------


                                        NBD BANK, N.A.

                                        By:  /s/ Timothy M. Monahan
                                           --------------------------------
                                             Timothy M. Monahan
                                             Its:  Second Vice President


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